 MORGAN STANLEY & CO. LLC
1585 BROADWAY
NEW YORK, NY 10036-8293
(212) 761-4000
February 26, 2020

Fixed Dollar Accelerated Share Repurchase Transaction
Palo Alto Networks, Inc.
4401 Great America Parkway
Santa Clara, California 95054
Attention: Catherine Portman
e-mail: cportman@paloaltonetworks.com
___________________________________________________________________________________
Dear Sir/Madam:
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. LLC (“MSCO” or “Dealer”) and Palo Alto Networks, Inc., a Delaware corporation (“Issuer”), on the Trade Date specified below (the “Transaction”). This confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation. The Transaction is a Share Forward Transaction for purposes of the Equity Definitions. Any reference to a currency shall have the meaning contained in Section 1.7 of the 2006 ISDA Definitions, as published by ISDA.
This Confirmation evidences a complete and binding agreement between MSCO and Issuer as to the terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if MSCO and Issuer had executed an agreement in such form without any Schedule but with the elections set forth in this Confirmation, including:

(i)The election of New York law as the governing law (without reference to its choice of law provisions).

(ii)The election that subparagraph (ii) of Section 2(c) will not apply to the Transaction.

(iii)The election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer, with a “Threshold Amount” of 3% of shareholders’ equity for Morgan Stanley & Co. LLC (provided that (a) the phrase “, or becoming capable at such time of being declared,” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, (b) “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (c) the following sentence shall be added to the end thereof: “Notwithstanding the foregoing, an Event of Default shall not occur under either (1) or (2) above if (a) the event or condition referred to in (1) or the failure to pay referred to in (2) is caused by an error or omission of an administrative or operational nature, (b) funds were available to Dealer to enable it to make the relevant payment when due, and (c) such payment is made within three Local Business Days after notice of such failure is given by Issuer.”).

(iv)Issuer Payee Representations. For the purpose of Section 3(f) of this Agreement, Issuer makes the following representation to Dealer:

Issuer is a corporation for U.S. tax purposes and a U.S. person (as that term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)).

(v)Dealer Payee Representations. For the purpose of Section 3(f) of this Agreement, Dealer makes the following representation to Issuer:

Dealer is a limited liability company duly organized and formed under the laws of the State of Delaware and is a disregarded entity for U.S. federal income tax purposes. Dealer’s sole member is a corporation duly organized under the laws of the State of Delaware and is an exempt recipient under Section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations.

(vi) Tax Documentation. Each party shall provide to the other party a valid United States Internal Revenue Service Form W-9 (or successor thereto), (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by it has become obsolete or incorrect. Additionally, each party shall, promptly upon request by the other party, provide such other tax forms and documents reasonably requested by the other party.

The Transaction shall be the only transaction under the Agreement. If there exists any ISDA Master Agreement between MSCO and Issuer or any confirmation or other agreement between MSCO and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between MSCO and Issuer, then, notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which MSCO and Issuer are parties, the Transaction shall not be considered a transaction under, or otherwise governed by, such existing or deemed to be existing ISDA Master Agreement.
If there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.

1.The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:
Trade Date: As specified in Schedule I
Buyer: Issuer

Seller: MSCO
Shares: Common Stock, par value USD 0.0001 per share, of Issuer (Ticker: PANW)
Forward Price: A price equal to the arithmetic mean (not a weighted average, subject to “Market Disruption Event” below) of the 10b-18 VWAP on each Calculation Date during the Calculation Period minus (ii) the Discount.
Discount: As specified in Schedule I
10b-18 VWAP: On any Calculation Date, a price per Share equal to the volume-weighted average price of the Rule 10b-18 eligible trades in the Shares for the entirety of such Calculation Date as determined in good faith and in a commercially reasonable manner by the Calculation Agent by reference to the screen entitled “PANW <Equity> AQR SEC” or any successor page as reported by Bloomberg L.P. or any successor (without regard to pre-open or after-hours trading outside of any regular trading session for such Calculation Date or block trades (as defined in Rule 10b-18(b)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) on such Calculation Date), or, if the price displayed on such screen is clearly erroneous, such 10b-18 VWAP shall be determined based on a volume weighted average price substantially similar to the methodology set forth above in this paragraph, as determined by the Calculation Agent in good faith and in a commercially reasonable manner.
Calculation Period:  The period from, and including, the Calculation Period Start Date to, and including, the relevant Valuation Date.
Calculation Period Start Date: As specified in Schedule I
Calculation Dates:  As specified in Schedule I
Initial Shares:  As specified in Schedule I
Initial Share Delivery Date:  As specified in Schedule I. On the Initial Share Delivery Date, Seller shall deliver to Buyer a number of Shares equal to the Initial Shares in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purposes of such Section 9.4.
Prepayment:  Applicable
Prepayment Amount:  As specified in Schedule I
Prepayment Date: As specified in Schedule I

Exchange: The New York Stock Exchange
Related Exchange: All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such Section.
Market Disruption Event: The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” starting in the third line thereof.
Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Notwithstanding anything to the contrary in the Equity Definitions, if any Scheduled Trading Day in the Calculation Period or the Buyer Settlement Valuation Period (each such Scheduled Trading Day, an “Observation Day”) is a Disrupted Day, the Calculation Agent may in good faith and in a commercially reasonable manner elect to take one or more of the following actions: (i) determine that such Observation Day is a Disrupted Day in whole, in which case the Calculation Agent shall exclude the 10b-18 VWAP on such Observation Day in determining the Forward Price or Buyer Settlement Price, as applicable, (ii) determine that such Observation Day is a Disrupted Day in part, in which case the Calculation Agent shall (x) determine the 10b-18 VWAP on such Observation Day based on Rule 10b-18 eligible trades in the Shares on such day taking into account the nature and duration of the relevant Market Disruption Event and (y) determine the Forward Price or Buyer Settlement Price, as applicable, using an appropriately weighted average of 10b-18 VWAPs instead of an arithmetic mean, and/or (iii) elect to (x) postpone the Scheduled Valuation Date (in the case of a disrupted Calculation Date) or (y) extend the Buyer Settlement Valuation Period (in the case of a Disrupted Day during the Buyer Settlement Valuation Period) by up to one Scheduled Trading Day for every Observation Day that is a Disrupted Day during the Calculation Period or Buyer Settlement Valuation Period, as applicable. For the avoidance of doubt, if the Calculation Agent takes the action described in clause (ii) above, then such Disrupted Day shall be an Observation Day for purposes of calculating the Forward Price or Buyer Settlement Price, as applicable.

Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day. If a closure of the Exchange prior to its normal close of trading is scheduled (x) on any Scheduled Trading Day during the Calculation Period following the date hereof or (y) on any Scheduled Trading Day during the Buyer Settlement Valuation Period after the relevant Buyer Election Date, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full.
If a Disrupted Day occurs (or is deemed to occur) during the Calculation Period or the Buyer Settlement Valuation Period, as the case may be, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem the day such Disruption Event occurs and each consecutive Disrupted Day thereafter to be an Observation Day that is not a Disrupted Day and determine the 10b-18 VWAP for each such Observation Day using its good faith and commercially reasonable estimate of the value of the Shares on such day based on the volume, historical volatility and trading patterns and price of the Shares and such other factors as it deems appropriate and commercially reasonable to take into account.
VALUATION:
Valuation Date(s): The earlier of (i) the Scheduled Valuation Date and (ii) any earlier accelerated Valuation Date as a result of MSCO’s election in accordance with the immediately succeeding paragraph.
MSCO shall have the right to accelerate the Valuation Date, for the whole Transaction or only a part thereof (it being understood that any such partial acceleration shall represent at least 25% of the Prepayment Amount unless any smaller amount represents the entire outstanding portion of the Transaction), to any Scheduled Trading Day that is on or after the Lock-Out Date and prior to the Scheduled Valuation Date by notice (each such notice, an “Acceleration Notice”) to Issuer by 7:00 p.m., New York City time, on the Exchange Business Day immediately following the accelerated Valuation Date (the “Acceleration Date”). MSCO shall specify in each Acceleration Notice the portion of the Prepayment Amount that is subject to acceleration. If the portion of the Prepayment Amount that is subject to acceleration is less than the full remaining Prepayment

Amount, then the Calculation Agent shall make such mechanical or administrative adjustments to the terms of the Transaction as appropriate in order to take into account the occurrence of such Acceleration Date (including cumulative adjustments to take into account all prior Acceleration Dates).
Scheduled Valuation Date: As specified in Schedule I, subject to postponement in accordance with “Market Disruption Event” above.
Lock-Out Date: As specified in Schedule I
SETTLEMENT TERMS:
Physical Settlement: Applicable. On any Valuation Date (including any Acceleration Date, if applicable), the Calculation Agent shall calculate the Settlement Amount for the relevant portion of the Transaction. The “Settlement Amount” for the Transaction is a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Forward Price minus (b) the Initial Shares, rounded to the nearest whole number of Shares.
If the Settlement Amount is positive, Seller shall deliver to Buyer a number of Shares equal to the Settlement Amount on the Settlement Date. If the Settlement Amount is negative, the provisions of Buyer Settlement shall apply.
Settlement Currency: USD
Settlement Date: The date that falls one Settlement Cycle after the relevant Valuation Date or Acceleration Date if prior to the Scheduled Valuation Date for the relevant portion of the Transaction (the final Settlement Date, the “Final Settlement Date”).
Buyer Settlement: If the Settlement Amount is negative, Buyer may elect that the Buyer Share Settlement provisions apply in lieu of the Buyer Cash Settlement Method provisions by written notice to Seller, which notice shall be effective if received by Seller by the earlier of (i) the Scheduled Valuation Date and (ii) the Scheduled Trading Day immediately following the final Acceleration Date (such date, the “Buyer Election Date”).
Buyer Cash Settlement:  If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Buyer Cash Settlement Amount on the Buyer Cash Settlement Payment Date.
Buyer Cash Settlement Amount:  An amount equal to (a) the aggregate of each negative Settlement Amount, multiplied by (b) the Buyer Settlement Price.

Buyer Settlement Price:  Subject to “Market Disruption Event” above, an amount equal to the arithmetic mean of the 10b-18 VWAP for each Scheduled Trading Day in the Buyer Settlement Valuation Period, plus a commercially reasonable commission associated with the repurchase of Shares in connection with the unwind of MSCO’s commercially reasonable hedge position, which shall not exceed USD 0.02.
Buyer Settlement Valuation Period:  A number of Scheduled Trading Days selected by the Calculation Agent as necessary to unwind MSCO’s commercially reasonable hedge position in a commercially reasonable manner, beginning on the Scheduled Trading Day immediately following the Buyer Election Date, subject to “Market Disruption Event” above.
Buyer Cash Settlement Payment Date:  The Currency Business Day immediately following the last day of the Buyer Settlement Valuation Period.
Buyer Share Settlement: On the Final Settlement Date, Buyer shall deliver to Seller a number of Shares equal to the Buyer Share Settlement Percentage multiplied by the absolute value of the aggregate of each negative Settlement Amount. Buyer’s obligation under this provision shall be netted against any obligations of Seller under “Physical Settlement” above on the Final Settlement Date.
Buyer Share Settlement Percentage: As specified in Schedule I
Other Applicable Provisions: The last sentence of Section 9.2, Sections 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the issuer of the Shares) and Section 9.12 of the Equity Definitions will be applicable to the Transaction.
SHARE ADJUSTMENTS:
Potential Adjustment Event: In addition to the events described in Section 11.2(e) of the Equity Definitions, the occurrence of a Disrupted Day (including due to the occurrence of a Regulatory Disruption) shall constitute a Potential Adjustment Event. In the case of any Disrupted Day, the Calculation Agent may, in its commercially reasonable judgment, adjust any relevant terms of the Transaction as the Calculation Agent determines appropriate to account for the material economic effect on the Transaction of such Disrupted Day.
Different Dividend: For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) (a “Dividend”) the amount or value of which (as determined in good faith and in a commercially reasonable manner by the Calculation Agent), when aggregated with the amount or value (as determined in good faith and in a commercially reasonable manner by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, differs from the Ordinary Dividend Amount.
Ordinary Dividend Amount: As specified in Schedule I
Extraordinary Dividend: The per Share cash dividend or distribution, or a portion thereof, declared by Issuer on the Shares that is classified by the board of directors of Issuer as an “extraordinary” dividend.
Consequences of Different Dividend: The declaration by the Issuer of any Different Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period (as defined below) for the Transaction, shall constitute an Additional Termination Event in respect of such Transaction, with Buyer as the sole Affected Party and such Transaction as the sole Affected Transaction. For the avoidance of doubt, upon the occurrence of such Additional Termination Event due to the declaration of a Different Dividend, the Calculation Agent shall not consider such Different Dividend in calculating the Payment Amount.
Early/Late Ordinary Dividend Payment: If an ex-dividend date for any Dividend that is neither (x) a dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions nor (y) an Extraordinary Dividend, occurs during any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period and such ex-dividend date is not on the Scheduled Ex-Dividend Date for such calendar quarter, the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of the Transaction in a commercially reasonable manner to account for the economic effect on the Transaction of such event solely attributable to the timing of such event.
Scheduled Ex-Dividend Dates: As specified in Schedule I

Relevant Dividend Period: The period from, and including, the Trade Date for the Transaction to, and including, the later of (i) the fifth Scheduled Trading Day following the Scheduled Valuation Date for the Transaction and (ii) the last day of any Buyer Settlement Valuation Period for the Transaction.
Method of Adjustment: Calculation Agent Adjustment
EXTRAORDINARY EVENTS:
Consequences of Merger Events:
Share-for-Share: Modified Calculation Agent Adjustment
Share-for-Other: Cancellation and Payment
Share-for-Combined: Cancellation and Payment
Tender Offer: Applicable; provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “20%”. If the Calculation Agent makes any adjustment to the terms of this Transaction upon the announcement of a Tender Offer, then the Calculation Agent shall make a further adjustment to the terms of the same Transaction upon any announcement of the abandonment of any such Tender Offer.
Consequences of Tender Offers:
Share-for-Share: Modified Calculation Agent Adjustment
Share-for-Other: Modified Calculation Agent Adjustment
Share-for-Combined: Modified Calculation Agent Adjustment
Any adjustment to the terms of any Transaction hereunder and the determination of any amounts due upon termination of any Transaction hereunder as a result of a Merger Event or Tender Offer shall be made without duplication in respect of any prior adjustment hereunder (including, without limitation, any prior adjustment pursuant to Section 7 below).
New Shares: In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.
Composition of Combined Consideration: Not Applicable
Nationalization, Insolvency or Delisting: Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it

shall constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.
ADDITIONAL DISRUPTION EVENTS:
Change in Law: Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or announcement or statement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Position relating to,” after the word “under” in clause (Y) thereof; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.
Failure to Deliver: Applicable
Insolvency Filing: Applicable
Hedging Disruption: Applicable
Loss of Stock Borrow: Applicable

        Maximum Stock Loan Rate: As specified in Schedule I
Increased Cost of Stock Borrow: Applicable
        Initial Stock Loan Rate: As specified in Schedule I
Determining Party: For all applicable events, MSCO; provided that following any determination hereunder and upon written request by Issuer, the Determining Party shall provide Issuer with a reasonably detailed explanation in writing of its determination calculation including, where applicable, a description of the methodology and the basis for such determination calculation; provided further that in no event will Dealer be obligated to share with Issuer any proprietary or confidential data or information or any proprietary or confidential models used by it.
Hedging Party: For all Additional Disruption Events, MSCO
Non-Reliance: Applicable
Agreements and Acknowledgments
Regarding Hedging Activities: Applicable
Additional Acknowledgments: Applicable
Hedging Adjustments: Whenever the Calculation Agent, Hedging Party or Determining Party, as the case may be, is called upon to make a determination, calculation or adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent, Hedging Party or Determining Party, as the case may be, shall make such determination, calculation or adjustment in a commercially reasonable manner and by reference to the effect of such event on MSCO’s hedge position, with the Calculation Agent assuming that MSCO maintains a commercially reasonable Hedge Position in respect of the Transaction.
2.Calculation Agent: MSCO; provided that, following the occurrence of an Event of
Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Issuer shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act as the Calculation Agent with respect to the Transactions under this Confirmation. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Issuer, the Calculation Agent will promptly (but in any event no later than five (5) Exchange Business Days following receipt of such written request by Dealer) provide to Issuer by e-mail to the e-mail address provided by Issuer in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation, as the case may be, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or any other confidential or proprietary information, in each case, used by it for such determination or calculation. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner.
3.Account Details and Notices:

(a)Account for delivery of Shares to Issuer:

Bank: JPMorgan Chase Bank, N.A.
ABA#: 322271627
Swift Code: CHASUS33
Location: 300 South Grand Avenue, Floor 04-STE 460
Los Angeles, CA 90071
Acct No.: 2970321628
(b)Account for payments to Issuer:

        To be provided upon request
(c)Account for payments and delivery of Shares to MSCO:

To be provided separately.
(d)For purposes of this Confirmation:
(i) Address for notices or communications to Issuer:
Palo Alto Networks, Inc.
3000 Tannery Way
Santa Clara, California 95054
Attention: Chief Financial Officer
Telephone No.: (408) 753-4000
(ii) Address for notices or communications to MSCO:

Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036-8293
Attention: Joel Carter
Email: Joel.Carter@Morganstanley.com
With a copy to:
Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036-8293

Attention: Steven Seltzer
Email: Steven.Seltzer1@morganstanley.com
4.Amendments to the Equity Definitions.
(a)Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “in the commercially reasonable judgment of the Calculation Agent, a material economic effect on the Shares or the relevant Transaction (provided that such event is not based on (x) an observable market, other than the market for Issuer’s own stock or (y) an observable index, other than an index calculated measured solely by reference to Issuer’s own operations)”.
(b)The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then, following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and with respect to any Potential Adjustment Event under Sections 11.2(e)(ii)(B), (C) and (D), 11.2(e)(v), 11.2(e)(vi), or 11.2(e)(vii) only, deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares or to the Transaction.
(c)Section 11.2(e)(vii) of the Equity Definitions is hereby amended and restated as follows: any other corporate event of the Issuer that in the commercially reasonable judgment of the Calculation Agent has a material economic effect on the theoretical value of the Shares, options on the Shares or the Transaction; provided that such corporate event of the Issuer is not based on (a) an observable market, other than the market for Issuer’s own stock or (b) an observable index, other than an index calculated measured solely by reference to Issuer’s own operations.
(d)the definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by (a) replacing the words “a firm” with the word “any” in the fourth lines thereof, (b) replacing the word “leads to the” with the words “, if completed, would lead to a” in the fifth line thereof, (c) replacing the words “voting shares” with the word “, voting power or Shares” in the fifth line thereof, (d) inserting the words “by any entity” after the word “announcement” in the fourth line thereof and (e) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fourth line thereof;
(e)Section 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date.”
(f)Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “MSCO will have the right to cancel the Transaction,”.
(g)Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection

(B); and (B) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.
(h)Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.
5.Alternative Termination Settlement.

In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Issuer’s control, or (iii) an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Issuer’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then such payment shall be paid as set forth under the Agreement or Equity Definitions, as the case may be, unless Issuer makes an election to the contrary (which election shall be effective only if Issuer represents in writing to MSCO that, as of the date of such election, Issuer is not in possession or otherwise aware of any material nonpublic information regarding Issuer or the Shares). no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled, in which case Issuer or MSCO, as the case may be, shall deliver to the other party a number of Shares (or a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in the case of a Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit”)), with a value equal to the Payment Amount. In determining the number of Shares (or Alternative Delivery Units) required to be delivered under this provision, the Calculation Agent may take into account a number of factors, including, without limitation, the market price of the Shares (or Alternative Delivery Units) on the Early Termination Date or the date of early cancellation or termination, as the case may be. Additionally, (x) if such delivery is made by MSCO, the Calculation Agent shall take into account the prices at which MSCO purchases Shares (or Alternative Delivery Units) to fulfill its delivery obligations under this Section 5 (assuming that MSCO makes such purchases in a commercially reasonable manner that reflects the prevailing market prices of the Shares as of the time of such purchases) and (y) if such delivery is made by the Issuer, the Calculation Agent shall apply a commercially reasonable illiquidity discount for Shares (or Alternative Delivery Units) of companies of comparable size, maturity, and line of business and take into account any commercially reasonable carrying charges and expenses incurred in connection with the restricted status of such Shares under applicable securities laws.

6.Special Provisions for Acquisition Transaction Announcements.
(a)If an Acquisition Transaction Announcement occurs on or prior to the final Valuation Date, then the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction in a commercially reasonable manner (including, without limitation and for the avoidance of doubt, adjustments that would allow the Settlement Amount to be less than zero), at such time or at multiple times as the Calculation Agent reasonably determines appropriate in good faith, to account for the economic effect on the Transaction of such Acquisition Transaction Announcement (including adjustments to account for changes in volatility, stock loan rate, value of any commercially reasonable Hedge Positions in connection with the Transaction and liquidity relevant to the Shares or to such Transaction). If an Acquisition Transaction Announcement occurs after the Trade Date but prior to the Lock-Out Date, the Lock-Out Date shall be deemed to be the date of such Acquisition Transaction Announcement.
(b)“Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Issuer or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement by the Issuer or any of its subsidiaries of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction or (v) any announcement subsequent to an Acquisition Transaction Announcement relating to an amendment, extension, withdrawal or other change to the subject matter of a prior Acquisition Transaction Announcement. For the avoidance of doubt, the term “announcement” as used in the definition of Acquisition Transaction Announcement refers to any public statement and/or any announcement related to an Acquisition Transaction made by Issuer or a Valid Third Party Entity. “Valid Third Party Entity” means any third party that has a bona fide intent to enter into or consummate such Acquisition Transaction (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent may take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares).
(c)“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “30%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction (as defined below) or any other transaction involving the merger of Issuer with or into any third party, (ii) the sale or transfer of all or substantially all of the assets or liabilities of Issuer, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets or liabilities (including any capital stock or other ownership interests in subsidiaries) or other similar event by Issuer or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Issuer or its subsidiaries exceeds 30% of the market capitalization of Issuer and (v) any transaction with respect to which Issuer or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).
7.MSCO Adjustments.
In the event that MSCO determines in its good faith reasonable judgment, based on the advice of counsel, that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by MSCO, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulations 13D-G and Regulations 14D-E, each under the Exchange Act, (provided that such requirements, policies and procedures relate to regulatory issues and are generally applicable in similar situations and are applied in a consistent manner in similar transactions), for MSCO to refrain from purchasing Shares or engaging in other market activity or to purchase fewer than the number of Shares or to engage in fewer or smaller other market transactions than MSCO would otherwise purchase or engage in (such determination, a “Regulatory Disruption”) on any Scheduled Trading Day(s) on or prior to the conclusion of the Potential Purchase Period (as defined below), then MSCO may, in its reasonable discretion, elect that a Market Disruption Event shall be deemed to have occurred and will be continuing on any such Scheduled Trading Day(s) and each such Scheduled Trading Day shall be a Disrupted Day (subject to “Market Disruption Event” above). Dealer shall notify Issuer as soon as practicable that a Regulatory Disruption has occurred and the basis for such Regulatory Disruption and the Scheduled Trading Days affected by it; provided that the Dealer shall not be obligated to disclose any proprietary or confidential models or any other confidential or proprietary information, in each case, used by it for such determination.
8.Covenants.
Issuer covenants and agrees that:
(a)Until the end of the Potential Purchase Period (as defined below), neither it nor any of its affiliated purchasers (as defined in Rule 10b-18 under the Exchange Act, “Rule 10b-18”) shall directly or indirectly (which shall be deemed to include the writing or purchase of any cash-settled or other derivative transaction which references Shares or structured Share repurchase or other derivative with a hedging period, calculation period or settlement valuation period or similar period that overlaps with the Transaction) purchase, offer to purchase, place any bid or limit order relating to a purchase of or commence any tender offer relating to Shares (or any security convertible into or exchangeable for Shares) without the prior written approval of MSCO or take any other action that would cause the purchase by MSCO of any Shares in connection with this Confirmation not to qualify for the safe harbor provided in Rule 10b-18 under the Exchange Act (assuming for the purposes of this paragraph that such safe harbor were otherwise available for such purchases); provided that Issuer and/or any affiliated purchasers of Issuer may effect Permitted Open Market Repurchases through Dealer (or its affiliate) so long as the amount of Shares repurchased on any Calculation Date, in aggregate, by Issuer and all affiliated purchasers of Issuer does not exceed the Open Market Share Repurchase Threshold. “Potential Purchase Period” means the period from, and including, the Trade Date to, and including, the latest of (i) the last day of any Buyer Settlement Valuation Period, (ii) the earlier of (A) the date five Exchange Business Days immediately following the last day of the Calculation Period and (B) the Scheduled Valuation Date and (iii) if an Early Termination Date occurs or the Transaction is cancelled pursuant to Article 12 of the Equity Definitions, a date determined by MSCO in its commercially reasonable discretion and communicated to Issuer no later than the Exchange Business Day immediately following such date (or, in the absence of such communication, the date that is five Exchange Business Days immediately following such date).
(b)It will comply with all laws, rules and regulations applicable to it (including, without limitation, the Securities Act of 1933 (the “Securities Act”) and the Exchange Act) in connection with the transactions contemplated by this Confirmation.
(c)Without limiting the generality of Section 13.1 of the Equity Definitions, it is not relying, and has not relied, upon MSCO or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of this Confirmation and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Confirmation, and that MSCO and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of Issuer and that MSCO and its affiliates may continue to conduct such transactions during the term of this Confirmation. Without limiting the generality of the foregoing, Issuer acknowledges that MSCO is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.
(d)The Shares are not, and Issuer will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Potential Purchase Period for any Transaction unless Issuer has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Issuer acknowledges that any such notice may be treated as a Regulatory Disruption pursuant to this Confirmation; accordingly, Issuer acknowledges that its delivery of such notice must comply with the standards set forth in Section 9(c) of this Confirmation. Issuer is not currently contemplating any “distribution” (as defined in Regulation M promulgated under the Exchange Act) of Shares, or any security for which Shares are a “reference security” (as defined in Regulation M promulgated under the Exchange Act).
(e)It will not during the term of the Transaction make, or, to the extent within its control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the open or after the close of the regular trading session on the Exchange for the Shares. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act. Issuer acknowledges that any such public announcement may trigger the provision set forth in Section 7 above.
(f)Not later than 7:00 AM New York City time on the day following the announcement of a Merger Transaction, Issuer shall provide MSCO with written notice, which notice shall specify (i) the nature of such announcement; (ii) Issuer’s average daily “Rule 10b-18 purchases” as defined in Rule 10b-18 during the three full calendar months immediately preceding such announcement and (iii) the number of Shares purchased pursuant to the block purchase proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such announcement. Such written notice shall be deemed to be a certification by Issuer to MSCO that such information is true and correct in all material respects. Issuer understands that MSCO will use this information in calculating the trading volume for purposes of Rule 10b-18. In addition, Issuer shall promptly provide written notice to MSCO of the occurrence of the completion of such transaction or the completion of the vote by target shareholders related to such transaction. Issuer acknowledges that its delivery of such notices must comply with the standards set forth in Section 10(c) below.
(g)(A) Any Shares or Alternative Delivery Units delivered to MSCO may be transferred by and among MSCO and its affiliates and Issuer shall effect such transfer without any further action by MSCO and (B) after the period of 6 months from the date that Issuer elects to deliver any Shares or Alternative Delivery Units pursuant to the terms of this Transaction (or no later than 1 year from such date, if at the time of MSCO’s or its affiliate’s request, informational requirements of Rule 144 under the Securities Act are not satisfied with respect to Issuer) has elapsed in respect of any such election to deliver Shares or Alternative Delivery Units to MSCO, Issuer shall promptly remove, or cause the transfer agent for such Shares or Alternative Delivery Units to remove, any legends referring to any restrictions or requirements related to any applicable securities laws upon request by MSCO (or such affiliate of MSCO) to Issuer or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by MSCO (or such affiliate of MSCO). Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Issuer herein shall be deemed modified to the extent necessary, as determined by MSCO, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Alternative Delivery Units.
9.Representations, Warranties, Acknowledgments, and Agreements.
(a)Issuer hereby represents and warrants to MSCO on the date hereof and on and as of the Initial Share Delivery Date that:
(i)None of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares, and is entering into the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act and (B) Issuer agrees not to alter or deviate from the terms of this Confirmation or enter into or alter a corresponding or hedging transaction or position with respect to the Shares (including, without limitation, with respect to any securities convertible or exchangeable into the Shares) during the term of this Confirmation. Without limiting the generality of the foregoing, all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents) do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
(ii)The transactions contemplated by this Confirmation have been authorized under Issuer’s publicly announced program to repurchase Shares prior to the Trade Date.
(iii)Issuer is not entering into the Transaction or making any election hereunder to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities.
(iv)Issuer is not entering into the Transaction or making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the federal securities laws.
(v)There have been no purchases of Shares in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Issuer or any of its affiliated purchasers during each of the four calendar weeks preceding the Trade Date and during the calendar week in which the Trade Date occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each as defined in Rule 10b-18).
(vi)Issuer is as of the date hereof, the Prepayment Date, any Buyer Election Date and any Buyer Cash Settlement Payment Date, and after giving effect to the transactions contemplated hereby will be, Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of Issuer is not less than the total amount required to pay the liabilities of Issuer on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) Issuer is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Confirmation, Issuer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) Issuer is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Issuer is engaged, (E) Issuer is not a defendant in any civil action that could reasonably be expected to result in a judgment that Issuer is or would become unable to satisfy, (F) Issuer is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (G) Issuer would be able to purchase Shares with an aggregate purchase price equal to the Prepayment Amount in compliance with the corporate laws of the jurisdiction of its incorporation.
(vii)Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(viii)No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order (“Rules”) applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of MSCO or its affiliates owning or holding (however defined) Shares (other than any Rules applicable to MSCO or its affiliates under its bank regulatory requirements).
(ix)Issuer (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.
(b)Issuer acknowledges and agrees that the Initial Shares may be sold short to Issuer. Issuer further acknowledges and agrees that MSCO may purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Issuer. Such purchases and any other market activity by MSCO will be conducted independently of Issuer by MSCO as principal for its own account. All of the actions to be taken by MSCO in connection with the Transaction shall be taken by MSCO independently and without any advance or subsequent consultation with Issuer.
(c)It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of such rule, and Issuer shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Issuer acknowledges and agrees that (A) Issuer does not have, and shall not attempt to exercise, any influence over how, when or whether MSCO effects any market transactions in connection with the Transaction and (B) neither Issuer nor its officers or employees shall, directly or indirectly, communicate any information regarding Issuer or the Shares to any employee of MSCO or its Affiliates, other than employees identified by MSCO to Issuer in writing as employees not responsible for executing market transactions in connection with the Transaction. Issuer also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification, waiver or termination shall be made at any time at which Issuer or any officer or director of Issuer is aware of any material nonpublic information regarding Issuer or the Shares.
(d)Each of Issuer and MSCO represents and warrants to the other that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.
(e)Each of Issuer and MSCO acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof. Accordingly, it represents and warrants to the other party that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.
(f)In addition to the representations, warranties and covenants in this Agreement, Dealer represents warrants and covenants to Issuer that:

(i) In addition to the covenants in the Agreement and herein, Dealer agrees to use commercially reasonable efforts, during the Calculation Period and any Buyer Settlement Valuation Period for any Transaction, to make all purchases of Shares in connection with such Transaction in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3) and (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control; provided that, during the Calculation Period, the foregoing agreement shall not apply to purchases made to dynamically hedge for Dealer’s own account or the account of its affiliate(s) the optionality arising under a Transaction (including, for the avoidance of doubt, timing optionality); provided further that, without limiting the generality of the first sentence of this Section, Dealer shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Issuer or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).

(ii) Dealer hereby represents and covenants to Issuer that it has implemented policies and procedures, taking into consideration the nature of its business, reasonably designed to ensure that (A) individuals making investment decisions related to any Transaction do not have access to material nonpublic information regarding Issuer or the Shares and (B) individuals of Dealer that are in possession of material nonpublic information regarding the Issuer or the Shares have not, while in possession of such material nonpublic information, participated in any offsetting transaction(s) in respect of such Transaction.

(iii) Within one Exchange Business Day of purchasing any Shares on behalf of Issuer pursuant to the once-a-week block exception set forth in paragraph (b)(4) of Rule 10b-18, Dealer shall notify Issuer of the total number of Shares so purchased.

10.Acknowledgements of Issuer Regarding Hedging and Market Activity.
Issuer agrees, understands and acknowledges that:
(a)During the period from (and including) the Trade Date to (and including) the Settlement Date, MSCO and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative transactions in order to establish, maintain or adjust its Hedge Position with respect to the Transaction.
(b)MSCO and its Affiliates also may be active in the market for the Shares or options, futures contracts, swaps or other derivative transactions relating to the Shares other than in connection with hedging activities in relation to the Transaction.
(c)MSCO shall make its own determination as to whether, when and in what manner any hedging or market activities in Issuer’s securities or other securities or transactions shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Transaction.
(d)Any such market activities of MSCO and its Affiliates may affect the market price and volatility of the Shares, including the 10b-18 VWAP, the Forward Price, and the Buyer Settlement Price, each in a manner that may be adverse to Issuer.
11.[Reserved]
12.Other Provisions.
(a)Issuer agrees and acknowledges that MSCO is a “financial institution,” “financial participant” and “swap participant” within the meaning of Sections 101(22), 101(22A) and 101(53C) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount,” “offset or net out” or “other transfer obligation” within the meaning of Section 362(b) of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546(e) of the Bankruptcy Code, (B) this Confirmation is a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “transfer” within the meaning of Section 546(g) of the Bankruptcy Code, (C) the rights given to MSCO under this Confirmation and under the Agreement upon the occurrence of an Event of Default with respect Issuer constitute “contractual rights” to cause the liquidation, termination or acceleration of or the offset or net out termination values under or in connection with a “securities contract” and a “swap agreement”, (D) this Confirmation is a “master netting agreement’ as defined in 101(38A) of the Bankruptcy Code and (E)MSCO is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560, and 561 of the Bankruptcy Code and.

(b)MSCO acknowledges and agrees that this Confirmation is not intended to convey to MSCO rights against Issuer with respect to the Transaction that are senior to the claims of common stockholders of Issuer in any United States bankruptcy proceedings of Issuer; provided that nothing herein shall limit or shall be deemed to limit MSCO’s right to pursue remedies in the event of a breach by Issuer of its obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit MSCO’s rights in respect of any transactions other than this Transaction.
(c)Notwithstanding any provision of this Confirmation or any other agreement between the parties to the contrary, neither the obligations of Issuer nor the obligations of MSCO hereunder are secured by any collateral, security interest, pledge or lien.
(d)Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.
(e)Notwithstanding anything to the contrary herein, MSCO may, by prior notice to Issuer, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date. Any Shares delivered pursuant to this provision shall be included in the calculation of the Settlement Amount.
(f)It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Issuer is the sole Affected Party if, at any time on or prior to the final Valuation Date, the price per Share on the Exchange, as determined by the Calculation Agent, is at or below the Threshold Price (as specified in Schedule I).
13.Share Caps.
Notwithstanding any other provision of this Confirmation or the Agreement to the contrary, in no event shall Issuer be required to deliver to MSCO in the aggregate a number of Shares that exceeds the Share Cap as of the date of delivery (as specified in Schedule I). Notwithstanding anything to the contrary in this Confirmation, in no event shall MSCO be required to deliver any Shares in excess of the Maximum Number of Shares (as specified in Schedule I).
14.Transfer and Assignment.
MSCO may, without the consent of the Issuer, transfer or assign its rights and obligations hereunder and under this Confirmation, in whole or in part, to any of its Affiliates (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used generally for similar transactions, by Dealer or Dealer’s ultimate parent; provided that, at the time of such assignment (i) Issuer will not be required to pay (including a payment in kind) to the transferee any amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Issuer would have been required to pay to Dealer in the absence of such transfer; and (ii) Issuer will not receive any payment (including a payment in kind) from which an amount had been withheld or deducted, on account of a Tax under Section 2(d)(i) of the Agreement, in excess of that which Dealer would have been required to so withhold or deduct in the absence of such transfer, except to the extent that the transferee will be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement in respect of such excess. For the avoidance of doubt, Issuer shall have the right to consent to any transfer or assignment that does not meet the requirements set forth above.
15.The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement,” MSCO shall be deemed a “Covered Entity” and Issuer shall be deemed a “Issuer Entity.” In the event that, after the date of this Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph . In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Morgan Stanley replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.
16.Governing Law; Jurisdiction; Waiver.
THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. NOTHING IN THIS PROVISION

SHALL PROHIBIT A PARTY FROM BRINGING AN ACTION TO ENFORCE A MONEY JUDGMENT IN ANY OTHER JURISDICTION.
EACH PARTY HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF THE OTHER PARTY OR THE OTHER PARTY’S AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.
17.No Collateral, Netting or Setoff.
Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Issuer hereunder are not secured by any collateral. Obligations under any Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under any Transaction, whether arising under the Agreement or this Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.
18.Status of Claims in Bankruptcy.
Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Issuer with respect to any Transaction that are senior to the claims of common stockholders of Issuer in any United States bankruptcy proceedings of Issuer; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Issuer of its obligations and agreements with respect to any Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than any Transaction.

19.Delivery of Cash.
For the avoidance of doubt, other than payment of the Prepayment Amount by Issuer, nothing in this Confirmation shall be interpreted as requiring Issuer to cash settle any Transaction hereunder, except in circumstances where cash settlement is within Issuer’s control or in those circumstances in which holders of the Shares would also receive cash.
20.Counterparts.
This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us.
Confirmed as of the date first written above:

PALO ALTO NETWORKS INC.	MORGAN STANLEY & CO. LLC

By:_/s/ Catherine Portman_______________	By:_/s/__Darren McCarley____________________
Name: Catherine Portman	Name: Darren McCarley
Title: VP, Treasury	Title: Managing Director